EXHIBIT 99.1

Atheros Announces Todd Antes as New Vice President of Marketing

SANTA CLARA, Calif. – July 25, 2005 – Atheros Communications, Inc. (NASDAQ: ATHR), a leading developer of advanced wireless solutions, today announced it has appointed Todd Antes as vice president of marketing. He will report to Craig Barratt, president and chief executive officer.

Antes has extensive experience in senior management roles in the wireless semiconductor and cellular industries, including ten years at Philips Semiconductors. Prior to joining Atheros, he was director of marketing and business development at Philips Semiconductors, leading the product marketing, marketing communications, business development and standardization activities of the company’s wireless LAN, Bluetooth, Ultrawideband, wired connectivity and connectivity ASIC product lines. He was previously director of marketing for Philips’ Global Cellular Business Line and was a member of the founding executive team of AirPrime, a 3G/cellular data products company acquired by Sierra Wireless in 2003.

“We are very pleased to have Todd join the Atheros team,” said Barratt. “We believe his extensive background in wireless LAN, cellular and other wireless technologies, plus his strong track record in product development and marketing, will add significant value to Atheros and our customers as we extend our leadership in the WLAN market and other high-growth opportunities, such as the PHS/PAS cellular phone market in China.”

Antes earned his Bachelor of Science degree in Electrical Engineering and his Master of Business Administration degree from Santa Clara University.

About Atheros Communications, Inc.

Atheros Communications is a leading developer of semiconductor system solutions for wireless communications products. Atheros combines its wireless systems expertise with high-performance radio frequency (RF), mixed signal and digital semiconductor design skills to provide highly integrated chipsets that are manufacturable on low-cost, standard complementary metal-oxide semiconductor (CMOS) processes. Atheros technology is being used by a broad base of leading customers, including personal computer and networking equipment and handset manufacturers. For more information, please visit http://www.atheros.com or send email to info@atheros.com.

NOTE: Atheros and the Atheros logo are trademarks of Atheros Communications, Inc.

FORWARD-LOOKING STATEMENTS:

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the expected contribution of Mr. Antes and Atheros’ plans to extend our leadership in the WLAN market and other high-growth wireless solutions opportunities, such as the PHS market in China; are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, Atheros’ ability to integrate Mr. Antes into its management team and execute its growth strategy; the effects of competition in the WLAN semiconductor and wireless solutions markets; general economic conditions; and other risks detailed in Atheros’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 as filed with the Securities and Exchange Commission and in other reports filed with the SEC by Atheros from time to time. These forward-looking statements speak only as of the date hereof. Atheros disclaims any obligation to update these forward -looking statements.

Jack Lazar	Deborah Stapleton
Vice President & CFO	President
Atheros Communications, Inc.	Stapleton Communications Inc.
(408) 773-5200	(650) 470-4200

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